Exhibit 99.1

BOYD GAMING REPORTS RECORD FOURTH QUARTER AND FULL YEAR RESULTS

-All Operating Units Post Revenue and EBITDA Gains in Quarter-

-Adjusted E.P.S. Surges 49% for Quarter and 68% for the Year-

LAS VEGAS, NV - February 9, 2006 - Boyd Gaming Corporation (NYSE:BYD) today reported its financial results for the fourth quarter and full year 2005. The Company reported record adjusted earnings(1) of $.76 per diluted share in the fourth quarter, an increase of 49% over the $.51 per diluted share reported in the fourth quarter last year. The large increase in earnings resulted from widespread revenue and EBITDA(1) gains at all of the Company’s operating units led by a significant earnings increase at Treasure Chest, which reopened to brisk business on October 10 after being closed due to Hurricane Katrina. In addition to Treasure Chest operating for only 83 days in the fourth quarter, Delta Downs operated for only 59 days in the quarter due to its closure from Hurricane Rita. In addition, South Coast opened on December 22 and reported results for nine full days in the quarter.

Adjustments to net income and earnings per share for the quarter appear in a table later in this release. There were three adjustments of particular note in the fourth quarter; first, a $56 million pre-tax impairment loss at the Stardust related to the decision to cease operations around the end of 2006 and demolish the facility to make way for the Company’s announced development of Echelon Place on the site; second, $11.0 million in preopening expenses principally related to the opening of South Coast in late December; and third, a one-time net federal income tax credit in the amount of $1.5 million relating to wage continuation payments to workers displaced by the Gulf Coast hurricanes.

Fourth Quarter Results

The Company reported record EBITDA of $182 million in the fourth quarter, an increase of 22% over the $149 million reported in the fourth quarter 2004. All six of the Company’s operating units reported year-over-year increases in quarterly revenue and EBITDA. Revenues for the fourth quarter were $565 million, an increase of 4.8% over the $540 million reported in the fourth quarter 2004. Net income for the fourth quarter was $22.9 million, or $0.25 per share, versus $46.9 million, or $.53 per share, reported in the fourth quarter 2004.

Bill Boyd, Chairman and Chief Executive Officer of Boyd Gaming, commented, “I am very pleased that we were once again able to demonstrate strong financial performance in the fourth quarter, with strong performances evident throughout the Company. Our Downtown Las Vegas unit set a new EBITDA record by a wide margin; our Las Vegas locals units each had its second best EBITDA quarter ever, exceeded only by the seasonally stronger first quarter 2005; and Borgata reported its highest non-summer quarterly EBITDA ever. It is interesting to note that Borgata’s reported gaming win for the full year 2005 was $706 million, ranking it among the highest grossing casinos anywhere in the country. With strong, diverse operations and an excellent growth pipeline highlighted by our recently announced development of Echelon Place on the Las Vegas Strip, I remain very optimistic about our future.”

In footnote (1), you will find a discussion of how and why the Company uses adjusted earnings, adjusted earnings per share, EBITDA (non-GAAP measures of earnings as defined in footnote (1)) and EBITDA margin, performance measurements widely used in the gaming industry. As used in this release, EBITDA for a particular operating segment (adjusted EBITDA) is before corporate expense. Further in this release you will also find tables that reconcile non-GAAP measurements to GAAP financial information.

Full Year Results

Revenues for the full year 2005 were $2.22 billion, an increase of 28% over the $1.73 billion reported in 2004. The increase was primarily attributable to the addition of Coast Casinos (acquired July 2004) and Sam’s Town Shreveport (acquired May 2004). EBITDA for 2005 was $668 million versus $449 million reported in 2004, an increase of 49%. While the additions of Coast and Shreveport played an important role in that increase, EBITDA excluding these properties still increased 18.6% for the full year 2005 versus 2004, with substantial increases at many of the Company’s properties.

Adjusted earnings for 2005 were $2.49 per share versus $1.48 per share for 2004, an increase of 68%. Net income for 2005 was $145 million, or $1.60 per share, versus $111 million, or $1.42 per share, in 2004. Adjustments to net income and earnings per share for the full year appear in a table later in this release.

Borgata

The Company also reported fourth quarter and full year results for Borgata Hotel Casino and Spa, the Company’s joint venture property in Atlantic City. As an unconsolidated joint venture, Borgata’s results appear in only two lines on the Company’s consolidated statements of operations; therefore, more detailed financial information is presented in tables later in this release.

For the fourth quarter, Borgata reported gaming revenues of $175 million, an increase of 6.5% over the fourth quarter 2004, and non-gaming revenues of $61.3 million, an increase of 8.0% over the fourth quarter last year. Net revenues for the quarter were $194 million, a gain of 8.1% over the fourth quarter of 2004. Notably, Borgata grew its gross revenues by $15.2 million in the fourth quarter versus the fourth quarter 2004, while promotional allowances increased by only $0.7 million. Borgata reported EBITDA for the fourth quarter of $62.6 million, a 4.2% increase over the $60.1 million reported in the fourth quarter of 2004. Borgata’s EBITDA margin for the fourth quarter was 32.3% versus 33.5% reported in the fourth quarter of 2004. Fourth quarter EBITDA was Borgata’s third highest in its history, just shy of the EBITDA reported in the seasonally strong third quarter 2004 and below the record EBITDA reported in the seasonally strong third quarter 2005. Hotel occupancy for the quarter was 91%, and the average daily room rate increased 5.5% over the fourth quarter of 2004 to $136.

Borgata’s casino win for the fourth quarter was the highest in the Atlantic City market and $19.2 million more than the much larger Bally’s, which had the second highest casino win. Borgata’s market-leading table game win for the quarter was up 13.5% over the same quarter last year, and the property’s slot win for the quarter gained slightly. In win per unit, Borgata once again led the market in both table games and slots. Borgata’s tables won $5,570 per day (more than double the market average) for the quarter, and its slots won $319 per day (38% above market average) for the quarter.

For the full year 2005, Borgata reported net revenues of $764 million, a gain of 12.9% over the $676 million reported in 2004. While gross revenues increased by $92 million in the year, promotional allowances increased by less than $5 million. EBITDA for the year was $252 million versus $216 million in 2004, an increase of 16.8%, and EBITDA margin for the year was 33.0% versus 31.9% in 2004. Borgata’s win per unit in both tables and slots led the market by a wide margin in 2005, with its tables winning $5,067 per day and its slots winning $336 per day.

Borgata’s $200 million public space expansion remains on schedule for a second quarter 2006 opening. Construction has begun on Borgata’s new 800-room hotel tower, to be named The Water Club at Borgata. The new tower, which will also feature a state-of-the-art spa in the sky and four swimming pools, is expected to open in the fourth quarter 2007.

Wholly-owned Properties

The Company reports results from its wholly-owned properties in five segments. For a listing of the specific properties in each unit, see the introduction to the tables appearing after the text of this release.

-Boulder Strip

The Las Vegas locals-oriented Boulder Strip properties, principally Sam’s Town, reported strong operating results in the fourth quarter, benefiting from a Las Vegas economy that continues to be a leader in the nation in both population and job growth. For the quarter, revenues were a near record $51.7 million, up 5.6% due principally to strong revenue gains in slots; EBITDA was $15.6 million, up 10.3%; and EBITDA margin was up 1.3 percentage points, all as compared to the fourth quarter 2004.

For the full year, Boulder Strip posted record revenues of $196 million, 6.8% above 2004 revenues. EBITDA for the year was a record $59.1 million, up 19.6% from the $49.4 million reported in 2004. EBITDA margin of 30.2% in 2005 was 3.2 percentage points above that measure in 2004.

-Coast Casinos

The Company’s Coast Casinos unit reported record revenues of $191 million in the quarter, an increase of 6.8% over the $179 million reported in the same quarter in 2004. The unit benefited in the quarter from both a continuing strong Las Vegas economy and from the addition of South Coast for nine days in late December, offset by an unusually low hold percentage on record sports book write. EBITDA for the fourth quarter was $64.2 million, an increase of 6.1% over the $60.5 million reported in the fourth quarter 2004. For the full year, Coast reported record revenues of $741 million, an increase of 10.8% over 2004 results (which reflect both pre- and post- July 1, 2004 merger results). EBITDA for Coast in 2005 was a record $254 million, an increase of 24% over the $205 million reported in 2004.

-Stardust

For the fourth quarter, Stardust reported revenues of $40.9 million, versus $38.8 million reported in the fourth quarter 2004, for an increase of 5.5%. EBITDA for the quarter was $6.9 million, a 43% increase over the $4.8 million reported in the fourth quarter 2004, as essentially all of the revenue gain fell to the bottom line. For the full year, Stardust revenue rose 4.6% from 2004 to $159 million, and EBITDA gained 37% to $24.7 million from $18.0 million in 2004. Stardust’s 2005 EBITDA was the property’s highest EBITDA in eight years.

-Downtown Properties

The Downtown Properties reported record results in the fourth quarter and for the full year. In the fourth quarter, revenues were $69.3 million, an increase of 8.8% over the fourth quarter 2004. Fourth quarter EBITDA of $17.2 million, a 40% increase over the $12.3 million reported in the fourth quarter 2004, broke the old record by $2.9 million, or 20%. All three casino hotels, benefiting from a strong economy in their Hawaiian feeder market, increased revenues, EBITDA and EBITDA margin in the fourth quarter as compared to the fourth quarter 2004.

For the full year, the Downtown Properties reported record revenues of $261 million, an increase of 9.2% over the $239 million reported in 2004. EBITDA for 2005 was a record $52.3 million, an increase of 35% over the $38.7 million reported in 2004. All three properties reported large EBITDA and EBITDA margin gains for the year.

-Central Region

The Central Region reported fourth quarter revenues of $212 million, a 1.5% increase from the $209 million reported in the fourth quarter 2004. Treasure Chest, in its 83 days of operations in the quarter, reported a large increase in revenues due to the dearth of competing entertainment options available in the New Orleans area and a large increase in win per admission. This increase was largely offset by Delta Downs, which reported reduced revenues due to being closed for 33 days during the quarter and conducting limited operations when open for the remaining 59 days of the quarter. The other four Central Region properties reported revenues in the quarter generally unchanged from the fourth quarter 2004. Central Region EBITDA in the fourth quarter was $66.9 million, an increase of 50% over the $44.7 million reported in the fourth quarter 2004. Essentially all of the increase came from the unit’s three Louisiana properties. Treasure Chest, combining its revenue surge with lower expenses due to somewhat limited operations, accounted for most of the increase. Delta Downs, despite lower revenues, reported a 31% increase in EBITDA in the quarter versus the prior year due to lower expenses. And Sam’s Town Shreveport, despite slightly lower year-over-year revenues in the quarter, reported a 31% EBITDA increase principally due to reduced payroll expenses.

For the full year, the Central Region reported revenues of $866 million, a 5.9% increase over 2004. The increase was principally due to the inclusion of Sam’s Town Shreveport for a full year in 2005. Central Region full year EBITDA was $225 million, an increase of 17.6% over 2004. Excluding Sam’s Town Shreveport, same-store EBITDA was up 13.7% for 2005 over 2004. Most of the increase was due to a large EBITDA increase at Treasure Chest, and the balance mainly resulted from an EBITDA increase at Delta Downs, due principally to the completion of its expansion project in early 2005.

Financial Statistics

The Company provided the following additional information for the fourth quarter ended December 31, 2005:

•	December 31 debt balance: $2.557 billion

•	December 31 cash: $188 million

•	Dividends paid in the quarter: $11.2 million

•	Maintenance capital expenditures during the quarter (excluding Delta Downs restoration costs covered by insurance): $34 million

•	Expansion capital expenditures during the quarter:

Blue Chip	–	$26 million
South Coast	–	148 million
Pennsylvania land	–	26 million
Other	–	2 million

Total:		$202 million

•	Number of shares outstanding on December 31, 2005:

89.3 million

•	Capitalized interest during the quarter: $7.7 million

•	Cash distribution from Borgata in the quarter: $9.7 million

•	December 31 debt balance for Borgata: $342 million

(1)	Adjusted Earnings are earnings before preopening expenses, an impairment loss, gain on sales of undeveloped land and certain other assets, a Blue Chip consulting termination fee, loss on early retirements of debt, net hurricane and related expenses, merger, acquisition and transition related expenses, certain Borgata investment tax credits, a one-time charge associated with an Indiana state tax assessment, a one-time federal tax retention credit, and a cumulative effect of a change in accounting principle. Adjusted Earnings (and Adjusted EPS) are presented solely as a supplemental disclosure because management believes that it is a widely used measure of performance in the gaming industry and as this measure is considered by many to be a better measure on which to base expectations of future results than net income computed in accordance with generally accepted accounting principles (“GAAP”). A reconciliation of net income, based upon GAAP, to Adjusted Earnings and the presentation of Adjusted EPS are each included in the financial schedules accompanying this release. EBITDA (which we also refer to as adjusted EBITDA in the following tables) is earnings before interest, taxes, depreciation, amortization, preopening expenses, an impairment loss, deferred rent, merger, acquisition and transition related expenses, the gain on sales of undeveloped land and certain other assets, a Blue Chip consulting termination fee, loss on early retirements of debt, net hurricane and related expenses, our share of Borgata’s non-operating expenses, and a cumulative effect of a change in accounting principle. EBITDA and EBITDA margin are presented solely as supplemental disclosures because the Company believes that they are widely used measures of operating performance in the gaming industry and EBITDA is a principal basis for valuation of gaming companies. Specifically, EBITDA is presented before preopening expenses as it represents a measure of performance of the Company’s existing operational activities. The Company uses property EBITDA (EBITDA before corporate expense) as the primary measure of the operating performance of each of its properties, including the evaluation of operating personnel. EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance or as an alternative to cash flow from operating activities, as a measure of liquidity, or as any other measure determined in accordance with GAAP. The Company has significant uses of cash flows, including capital expenditures, interest payments, income taxes and debt principal repayments which are not reflected in EBITDA. Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company.

The following tables report December quarterly and full year results. Boulder Strip includes Sam’s Town Las Vegas, Eldorado and Jokers Wild. Downtown Properties includes the California Hotel and Casino, the Fremont Hotel and Casino, Main Street Station, and Vacations Hawaii, the Company’s Honolulu travel agency. Coast Casinos includes Barbary Coast, Gold Coast, The Orleans, Suncoast, South Coast which opened on December 22, 2005, and an offsite sports book. Central Region includes Sam’s Town Tunica, Par-A-Dice, Treasure Chest, Blue Chip, Delta Downs, and Sam’s Town Shreveport.

($ in thousands, except footnotes)	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Net Revenues
Boulder Strip	$51,664	$48,938	$195,839	$183,319
Coast Casinos	191,350	179,249	740,785	341,229
Stardust	40,908	38,793	158,573	151,553
Downtown Properties (a)	69,255	63,646	261,359	239,418
Central Region	212,189	209,006	866,464	818,539

Net revenues	$565,366	$539,632	$2,223,020	$1,734,058

Adjusted EBITDA
Boulder Strip	$15,586	$14,132	$59,122	$49,438
Coast Casinos	64,176	60,469	253,960	105,474
Stardust	6,867	4,789	24,651	18,016
Downtown Properties	17,211	12,288	52,295	38,738
Central Region	66,933	44,717	224,816	191,198

Wholly-owned property adjusted EBITDA	170,773	136,395	614,844	402,864
Corporate expense	(11,575)	(9,791)	(44,101)	(33,338)

Wholly-owned adjusted EBITDA	159,198	126,604	570,743	369,526
Our share of Borgata’s operating income before net amortization expense (f)	23,256	22,864	97,312	79,286

Total adjusted EBITDA	182,454	149,468	668,055	448,812

Other operating costs and expenses
Deferred rent	1,236	1,051	5,131	1,994
Depreciation and amortization	45,729	43,503	176,237	137,447
Preopening expenses	10,957	1,693	18,927	2,308
Hurricane and related expenses, net	1,971	—	9,274	—
Impairment loss (b)	56,000	—	56,000	—
Merger, acquisition and transition related expenses	—	—	—	6,534
Blue Chip consulting termination fee	—	5,000	—	5,000
Other	—	428	—	(429)

Total other operating costs and expenses	115,893	51,675	265,569	152,854

Operating income	66,561	97,793	402,486	295,958

Other non-operating costs and expenses
Interest expense, net (c)	32,413	31,470	128,799	101,841
Loss on early retirements of debt	—	—	17,529	4,344
Gain on sales of undeveloped land	—	(201)	(659)	(9,880)
Our share of Borgata’s non-operating expense (income), net	2,802	(7,015)	11,718	12,554

Total other non-operating costs and expenses	35,215	24,254	157,387	108,859

Income before provision for income taxes and cumulative effect of a change in accounting principle	31,346	73,539	245,099	187,099
Provision for income taxes (d)	8,402	26,632	84,050	75,645

Income before cumulative effect of a change in accounting principle	22,944	46,907	161,049	111,454
Cumulative effect of a change in accounting for intangible assets, net of taxes (e)	—	—	(16,439)	—

Net income	$22,944	$46,907	$144,610	$111,454

(a)	Includes revenues related to Vacations Hawaii, the Company’s Honolulu travel agency, of $13.9 million and $11.7 million for the three months ended December 31, 2005 and 2004, respectively, and $54.3 million and $45.2 million for the years ended December 31, 2005 and 2004, respectively.

(b)	For the three months and year ended December 31, 2005, we recorded a $56 million non-cash impairment loss at the Stardust related to the Las Vegas Strip redevelopment.

(c)	Net of interest income and amounts capitalized.

(d)	Results for the three months and year ended December 31, 2005 include a $1.5 million net tax benefit relating to wage continuation payments to workers displaced by the Gulf Coast hurricanes. Results for the year ended December 31, 2004 include $5.7 million of tax expense, net of federal tax benefit, related to the Indiana Department of Revenue’s assessment for state income taxes.

(e)	The Company adopted Emerging Issues Task Force Topic No. D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill, or EITF D-108, during the quarter ended March 31, 2005. EITF D-108 requires companies that have applied the residual method to the valuation of intangible assets for purposes of impairment testing to now use the direct method. As a result of the adoption, the Company recorded a charge of $25.4 million ($16.4 million, net of tax) to reduce the balance of its intangible license rights at Delta Downs. This charge has been reflected as a cumulative effect of a change in accounting principle, net of tax, in the consolidated statement of operations for the year ended December 31, 2005.

(f)	The following table reconciles the presentation of our share of Borgata’s operating results in our consolidated statements of operations to the presentation of our share of Borgata’s results in the above table (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Operating income from Borgata	$22,931	$22,533	$96,014	$77,965
Add back net amortization expense related to our investment in Borgata	325	331	1,298	1,321

Our share of Borgata’s operating income before amortization expenses	$23,256	$22,864	$97,312	$79,286

BOYD GAMING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited) (In thousands, except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Revenues
Gaming	$459,270	$444,371	$1,817,289	$1,454,884
Food and beverage	82,911	81,789	326,566	248,654
Room	43,575	40,717	178,091	122,496
Other	39,297	35,369	149,057	106,057

Gross revenues	625,053	602,246	2,471,003	1,932,091
Less promotional allowances	59,687	62,614	247,983	198,033

Net revenues	565,366	539,632	2,223,020	1,734,058

Costs and expenses
Gaming	196,489	199,878	807,712	689,324
Food and beverage	52,851	51,519	203,901	152,370
Room	13,282	12,372	53,063	37,184
Other	31,936	30,641	129,342	99,457
Selling, general and administrative	77,816	91,345	322,226	283,024
Maintenance and utilities	23,455	23,533	97,063	76,829
Depreciation and amortization	45,404	43,172	174,939	136,126
Corporate expense	11,575	10,219	44,101	32,909
Preopening expenses	10,957	1,693	18,927	2,308
Impairment loss	56,000	—	56,000	—
Merger, acquisition and transition related expenses	—	—	—	6,534
Hurricane and related expenses, net	1,971	—	9,274	—

Total	521,736	464,372	1,916,548	1,516,065

Operating income from Borgata	22,931	22,533	96,014	77,965

Operating income	66,561	97,793	402,486	295,958

Other income (expense)
Interest income	38	44	224	186
Interest expense, net of amounts capitalized	(32,451)	(31,514)	(129,023)	(102,027)
Loss on early retirements of debt	—	—	(17,529)	(4,344)
Gain on sales of undeveloped land	—	201	659	9,880
Other (expense) income from Borgata, net	(2,802)	7,015	(11,718)	(12,554)

Total	(35,215)	(24,254)	(157,387)	(108,859)

Income before provision for income taxes and cumulative effect of a change in accounting principle	31,346	73,539	245,099	187,099
Provision for income taxes	8,402	26,632	84,050	75,645

Income before cumulative effect of a change in accounting principle	22,944	46,907	161,049	111,454
Cumulative effect of a change in accounting for intangible assets, net of taxes of $8,984	—	—	(16,439)	—

Net income	$22,944	$46,907	$144,610	$111,454

Basic Net Income Per Common Share
Income before cumulative effect of a change in accounting principle	$0.26	$0.54	$1.82	$1.46
Cumulative effect of a change in accounting for intangible assets, net of taxes	—	—	(0.19)	—

Net income	$0.26	$0.54	$1.63	$1.46

Average Basic Shares Outstanding	89,249	87,301	88,528	76,586

Diluted Net Income Per Common Share
Income before cumulative effect of a change in accounting principle	$0.25	$0.53	$1.78	$1.42
Cumulative effect of a change in accounting for intangible assets, net of taxes	—	—	(0.18)	—

Net income	$0.25	$0.53	$1.60	$1.42

Average Diluted Shares Outstanding	90,975	89,161	90,507	78,235

The following table reconciles net income based upon generally accepted accounting principles to adjusted net income and adjusted net income per share.

(In thousands, except per share data)	Three Months Ended December 31 ,		Year Ended December 31,
	2005	2004	2005	2004
Net income	$22,944	$46,907	$144,610	$111,454
Adjustments:
Preopening expenses	10,957	1,693	18,927	2,308
Impairment loss	56,000	—	56,000	—
Hurricane and related expenses, net	1,971	—	9,274	—
Gain on sales of undeveloped land	—	(201)	(659)	(9,880)
Other	—	428	—	(429)
Blue Chip consulting termination fee	—	5,000	—	5,000
Borgata investment tax credit (related to prior periods)	—	(9,684)	—	(9,684)
Merger, acquisition and transition related expenses	—	—	—	6,534
Loss on early retirements of debt	—	—	17,529	4,344
Income tax effect for above adjustments	(21,666)	1,001	(35,258)	675
One-time Indiana gaming tax charge	—	—	—	5,725
Retention tax credits due to hurricanes	(1,451)	—	(1,451)	—
Cumulative effect of a change in accounting principle, net	—	—	16,439	—

Adjusted net income	$68,755	$45,144	$225,411	$116,047

Adjusted net income per diluted share	$0.76	$0.51	$2.49	$1.48

Weighted average diluted shares outstanding	90,975	89,161	90,507	78,235

The following tables reconcile operating income to adjusted EBITDA.

(In thousands)	Three Months Ended December 31, 2005
	Operating Income (Loss)	Depreciation and Amortization	Preopening Expenses	Deferred Rent	Hurricane Expenses and Impairment	Adjusted EBITDA
Boulder Strip	$10,133	$5,453	$—	$—	$—	$15,586
Coast Casinos	40,037	14,822	8,128	1,189	—	64,176
Stardust	(52,592)	3,459	—	—	56,000	6,867
Downtown Properties	12,790	4,421	—	—	—	17,211
Central Region	48,231	15,988	890	47	1,777	66,933
Corporate	(14,969)	1,261	1,939	—	194	(11,575)

Totals for wholly-owned properties	43,630	45,404	10,957	1,236	57,971	159,198
Our share of Borgata results	22,931	325	—	—	—	23,256

Consolidated	$66,561	$45,729	$10,957	$1,236	$57,971	$182,454

	Three Months Ended December 31, 2004
	Operating Income (Loss)	Depreciation and Amortization	Preopening Expenses	Deferred Rent	Other	Adjusted EBITDA
Boulder Strip	$8,963	$5,169	$—	$—	$—	$14,132
Coast Casinos	44,803	14,553	170	943	—	60,469
Stardust	1,082	3,707	—	—	—	4,789
Downtown Properties	8,423	3,865	—	—	—	12,288
Central Region	24,673	14,739	197	108	5,000	44,717
Corporate	(12,684)	1,139	1,326	—	428	(9,791)

Totals for wholly-owned properties	75,260	43,172	1,693	1,051	5,428	126,604
Our share of Borgata results	22,533	331	—	—	—	22,864

Consolidated	$97,793	$43,503	$1,693	$1,051	$5,428	$149,468

	Year Ended December 31, 2005
(In thousands)	Operating Income (Loss)	Depreciation and Amortization	Preopening Expenses	Deferred Rent	Hurricane Expenses and Impairment	Adjusted EBITDA
Boulder Strip	$38,008	$21,114	$—	$—	$—	$59,122
Coast Casinos	180,556	57,217	11,237	4,950	—	253,960
Stardust	(45,274)	13,925	—	—	56,000	24,651
Downtown Properties	36,663	15,609	23	—	—	52,295
Central Region	151,430	62,314	1,911	181	8,980	224,816
Corporate	(54,911)	4,760	5,756	—	294	(44,101)

Totals for wholly-owned properties	306,472	174,939	18,927	5,131	65,274	570,743
Our share of Borgata results	96,014	1,298	—	—	—	97,312

Consolidated	$402,486	$176,237	$18,927	$5,131	$65,274	$668,055

	Year Ended December 31, 2004
	Operating Income (Loss)	Depreciation and Amortization	Preopening Expenses	Deferred Rent	Merger, Acquisition and Other	Adjusted EBITDA
Boulder Strip	$29,890	$19,548	$—	$—	$—	$49,438
Coast Casinos	74,364	28,869	355	1,886	—	105,474
Stardust	3,284	14,732	—	—	—	18,016
Downtown Properties	23,643	15,095	—	—	—	38,738
Central Region	126,336	53,648	197	108	10,909	191,198
Corporate	(39,524)	4,234	1,756	—	196	(33,338)

Totals for wholly-owned properties	217,993	136,126	2,308	1,994	11,105	369,526
Our share of Borgata results	77,965	1,321	—	—	—	79,286

Consolidated	$295,958	$137,447	$2,308	$1,994	$11,105	$448,812

The following table reports Borgata financial results.

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2005	2004	2005	2004
Gaming revenue	$175,209	$164,524	$696,965	$623,400
Non-gaming revenue	61,308	56,763	247,740	228,881

Gross revenues	236,517	221,287	944,705	852,281
Less promotional allowances	42,578	41,841	180,722	175,862

Net revenues	193,939	179,446	763,983	676,419
Expenses	131,336	119,343	512,249	460,852
Depreciation and amortization	15,998	14,381	56,951	56,811
Loss/(gain) on asset disposals	94	(5)	160	184

Operating income	46,511	45,727	194,623	158,572

Interest and other expenses, net	(5,861)	(7,319)	(24,738)	(34,896)
Benefit from income taxes	259	21,351	1,303	9,789

Subtotal	(5,602)	14,032	(23,435)	(25,107)

Net income	$40,909	$59,759	$171,188	$133,465

The following table reconciles our share of Borgata’s results to the reported amounts.

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Our share of Borgata’s operating income	$23,256	$22,864	$97,312	$79,286
Net amortization expense related to our investment in Borgata	(325)	(331)	(1,298)	(1,321)

Operating income from Borgata, as reported	$22,931	$22,533	$96,014	$77,965

Other (expense) income from Borgata, as reported	$(2,802)	$7,015	$(11,718)	$(12,554)

The following table reconciles operating income to adjusted EBITDA for Borgata.

(In thousands)	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Operating income	$46,511	$45,727	$194,623	$158,572
Depreciation and amortization	15,998	14,381	56,951	56,811
Loss/(gain) on asset disposals	94	(5)	160	184

Adjusted EBITDA	$62,603	$60,103	$251,734	$215,567

The following table reports results for Coast Casinos for the six months ended June 30, 2004 when Coast Casinos was an independent company and results for the period from July 1, 2004 (the date of the merger) through December 31, 2004 (in thousands).

	Six Months Ended		Year Ended December 31, 2004
Coast Casinos	June 30, 2004	December 31, 2004
Net revenues	$327,154	$341,229	$668,383

Operating income	$52,739	$74,364	$127,103
Corporate expense	4,396	—	4,396
Depreciation and amortization	25,250	28,869	54,119
Merger related expenses	15,885	—	15,885
Deferred rent	1,528	1,886	3,414
Preopening expenses	1,047	355	1,402
Gain on sale of asset	(1,653)	—	(1,653)

Property adjusted EBITDA	$99,192	$105,474	$204,666

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions regarding the future, including but not limited to statements regarding the Company’s strategy, expenses, revenue, earnings, cash flow and the growth and strength of certain gaming markets (including the Las Vegas and Atlantic City markets). Forward-looking statements also include statements regarding the Company’s strength and diversity of operations, the Company’s growth pipeline, and Borgata’s market-leading table game win. In addition, forward-looking statements include statements regarding the timing for the expected opening and the expected cost of the Borgata expansion projects, including the anticipated amenities for such projects. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. In particular, the Company can provide no assurances that its ability to achieve increased margins and market share premiums, grow revenues, or meet other identified expectations for the Company or Borgata will be achieved or that Borgata’s current estimated rankings in the Atlantic City market will continue in future periods. In addition, the Company can provide no assurances that its growth pipeline will yield future growth or that the Borgata expansion projects will be commenced or completed within the estimated time frames and budget, or at all. Among the factors that could cause actual results to differ materially are the following: competition, increased costs (including marketing costs) and uncertainties relating to new developments and expansion (including enhancements to improve property performance), financial community and rating agency perceptions of the Company, changes in laws and regulations, including increased taxes, the availability and price of energy, weather, regulation, economic, credit and capital market conditions and the effects of war, terrorist or similar activity. Additional factors that could cause actual results to differ are discussed under the heading “Investment Considerations” and in other sections of the Company’s Form 10-K for the fiscal year ended December 31, 2004 on file with the Securities and Exchange Commission, and in its other current and periodic reports filed with, or furnished to, the Commission from time to time. All forward-looking statements in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

Boyd Gaming will host a conference call to review the Company’s results on Thursday, February 9 at 4:30 p.m. Eastern. The conference call number is 866.314.4865 and the reservation number is 43397965. Please call up to 15 minutes in advance to ensure you are connected prior to the call’s initiation. The Company will report its results on the same day at approximately 4:00 p.m. Eastern.

The conference call will also be available live on the Internet at www.boydgaming.com or http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=95703&eventID=1198613

Following the call’s completion, a replay will be available by dialing 888.286.8010 on Thursday, February 9, beginning two hours after the completion of the call and continuing through Thursday, February 16. The passcode for the replay will be 98987280. The replay will also be available on the Internet at www.boydgaming.com.

Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 19 gaming entertainment properties located in Nevada, New Jersey, Mississippi, Illinois, Indiana and Louisiana. The Company is also developing Echelon Place, a world-class destination on the Las Vegas Strip, expected to open in early 2010. Additionally, the Company was recently recognized by Forbes Magazine as the best managed company in the category of Hotels, Restaurant and Leisure. Boyd Gaming press releases are available at www.prnewswire.com. Additional news and information on Boyd Gaming can be found at www.boydgaming.com.

# # #